Exhibit 99.1

Proginet Appoints Stephen M. Flynn as Chief Operating Officer

Former Accenture and BearingPoint Executive to Lead Global Operations

Garden City, N.Y.—October 9, 2008—Proginet Corporation [OTCBB: PRGF], a world leader in multi-platform file transfer solutions, today announced the appointment of Stephen M. Flynn as Chief Operating Officer of the Company.

Mr. Flynn is a twenty-five year veteran of the Information Technology industry, having spent twenty years at Accenture, one of the world’s leading global management consulting and technology firms. He was made Partner in the firm in 1995, and served in that capacity until 2003, leading, variously, the firm’s Global Banking Technology, Financial Services Security, and Capital Markets Technology Integration Management practices. Most recently, he served as Managing Director, Global Markets System Integration, at BearingPoint, Inc. Prior to this, he was Senior Vice President at GoldenSource Corporation, a global software provider of Enterprise Data Management (EDM) solutions for financial and securities institutions. In his new role at Proginet, Mr. Flynn will report to Sandy Weil, the Company’s President and CEO.

“I am delighted to be welcoming Steve to my management team at Proginet,” stated Mr. Weil. “I’ve known him for more than fifteen years and we spent at least a decade working closely together at Accenture. He is an executive of absolutely the highest caliber, and has precisely the background and skill set required to help transform Proginet into a high-performance organization. We are lucky to have him on board,” he concluded.

"I’ve spent the last month or so working closely with Sandy, seeing how the Company operates as a business, and where it needs to evolve to,” stated Stephen M. Flynn. “The bottom line is that Proginet is a good company with great technology and a talented workforce. With clear opportunity in our marketplace, my sense is that we can do much better. My job will be to work with the team to ensure that we maximize our overall success,” he concluded.

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About Proginet Corporation
Proginet Corporation offers a universal, multi-platform software solution for fast, inexpensive and secure file transfers both inside and outside the enterprise. Proginet’s CyberFusion Integration Suite (CFI)® is used by companies of all sizes to conduct business more efficiently while protecting customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet has built a customer base of over 400 companies spanning 30 countries. Headquartered in New York, the Company is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you  can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

Contact
John F. Lynch
Proginet Corporation
(516) 535-3651
jlynch@proginet.com